## Agreement

This Agreement, effective January 1, 2005, relates to that certain Portfolio Management Agreement between Schroder Investment Management North America Inc. ("Portfolio Manager") and The Hirtle Callaghan Trust, a Delaware business trust ("Trust") relating to the Intermediate Term Municipal Bond Portfolio ("Portfolio").

**WHEREAS,** the Trust has retained the Portfolio Manager to provide to a continuous program of investment management for certain assets of Intermediate Term Municipal Bond Portfolio ("Account") pursuant to the Portfolio Management Agreement, which agreement is dated February 2, 2003 (hereinafter, the "Schroders Agreement"); and

**WHEREAS,** and the parties have agreed to reduce the rate at which the advisory fee payable to the Portfolio Manager for its services is calculated during periods when the assets allocated to the Account exceed specified levels;

**NOW THEREFORE**, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. Amendment to the Schroders Agreement. Portfolio Manager agrees that, effective as of the date on which this Agreement shall have been approved in accordance with the provisions of the Investment Company Act of 1940 by the Board of Trustees of the Trust, Section 4 of the Schroders Agreement shall be amended by deleting the last sentence thereof and replacing it with the following: "For its services under this Portfolio Management Agreement, the Portfolio Manager shall be entitled to receive a fee at the annual rate of 0.20% of the average daily net asset value of the Account, which fee shall be payable monthly."

2. Fee Waiver. Portfolio Manager agrees that, effective January 1, 2005, Portfolio Manager will waive an amount equal to 0.025% percent of all assets in the Schroders Account provided that Portfolio Manager's obligation to waive such fees shall terminate upon the effective date of the amendment to the Schroders Agreement contemplated in Section 1 above.

**IN WITNESS WHEREOF**, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: *[signature]*
Name:
Title:
Mark A. Hemenetz
Executive Vice President
Schroder Investment Management North America Inc.

THE HIRTLE CALLAGHAN TRUST
(on behalf of the Intermediate Term Municipal Bond Portfolio)

By: *[signature]*
Name: Robert Zion
Title: Treasurer